EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975 ext. 520	(310) 691-7100
ir@adeza.com
For Immediate Release
ADEZA TO BE ACQUIRED BY CYTYC FOR $24 PER SHARE
Purchase Price of Approximately $450 Million
SUNNYVALE, Calif. (February 12, 2007) — Adeza (NASDAQ: ADZA) today announced the signing of a definitive agreement to be acquired by Cytyc Corporation (NASDAQ: CYTC), a leading provider of surgical and diagnostic products targeting women’s health and cancer diagnostics, for $24 per share, which is a purchase price of approximately $450 million. The acquisition is expected to occur by means of a tender offer for all of the outstanding shares of Adeza common stock. The definitive agreement has been unanimously approved by the Adeza Board of Directors. The acquisition is subject to customary closing conditions and regulatory approvals, and is expected to be completed before the end of March 2007.
“This transaction delivers significant value to our stockholders,” said Emory V. Anderson, President and CEO. “We are proud of Adeza’s accomplishments in successfully marketing FullTerm™, The Fetal Fibronectin Test to assess the risk of preterm birth. Designed, developed and manufactured by Adeza, the fetal fibronectin test is FDA-approved for use in women with signs and symptoms of preterm labor and for women who are at high- and low-risk for preterm birth. With both FullTerm, The Fetal Fibronectin Test and Gestiva™, our potential new therapeutic to prevent preterm birth in women with a history of preterm delivery, Adeza has made significant contributions in the area of maternal-fetal medicine. Cytyc shares our commitment to women’s health and we expect the combined entity to further extend the market penetration of our products.”
UBS Investment Bank is acting as exclusive financial advisor to Adeza and Heller Ehrman LLP is acting as legal counsel to Adeza.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the FDA for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility. More information is available at www.adeza.com.
The tender offer for the outstanding common stock of the Company referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. Stockholders of the Company are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the Offer is commenced, Cytyc will file tender offer materials with the U.S. Securities and Exchange Commission, and the Company will file a

Solicitation/Recommendation Statement with respect to the Offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the U.S. Securities and Exchange Commission’s website at http://www.sec.gov/. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from (i) Cytyc by mailing requests for such materials to: Investor Relations, Cytyc Corporation, 250 Campus Drive, Marlborough, MA 01752 or (ii) the Company by mailing requests for such materials to: Investor Relations, Adeza Biomedical Corporation, 1240 Elko Drive, Sunnyvale, California 94089.
Adeza cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including for example, statements related to the potential benefits of the Company’s products and the proposed benefits of the transaction. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties, including, among others, the risk that the conditions to the offer or the merger agreement will not be satisfied and risks related to the approval of Gestiva. Further information about these and other risks is included Adeza’s Annual Report on Form 10-K and other periodic and current reports filed by Adeza with the Securities Exchange Commission, which are available from the SEC’s Web site (www.sec.gov), and also available on the Investor Relations section of Adeza’s Web site. All forward-looking statements are qualified in their entirety by this cautionary statement and disclosures in Adeza’s SEC filings, and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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